UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 14, 2007

Angelica Corporation
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	1-5674 (Commission File Number)	43-0905260 (I.R.S. Employer Identification No.)

424 South Woods Mill Road
Chesterfield, Missouri 63017-3406
(Address of principal executive office)(Zip Code)

(314) 854-3800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 6, 2007, Angelica Corporation (the “Registrant”) filed a Form 8-K announcing that the Board of Directors of the Registrant made a determination to sell or close the Registrant’s Edison, New Jersey service center and reorganize into fewer markets.  At the time of the filing, the Registrant was unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the sale or closure of the facility.

Pursuant to Item 2.05 of Form 8-K, the Company is now filing an amended Form 8-K to disclose its determination of such estimates.

The Registrant estimates that the total amount expected to be incurred in connection with the sale or closure of the facility will be in the range of approximately $1.0 million to $1.2 million.  Of that amount, the Registrant estimates that equipment derigging costs will be in the range of approximately $225,000 to $275,000; employee severance, pension, vacation pay and other employee benefits costs will be in the range of approximately $540,000 to $600,000; contract termination costs will be in the range of approximately $70,000 to $95,000; property taxes and insurance costs will be in the range of approximately $40,000 to $65,000; and other operating costs during the sale or closure process will be in the range of $125,000 to $165,000.  The Registrant estimates that it will incur in the range of approximately $1.0 million to $1.2 million in future cash expenditures in connection with the sale or closure of the facility.  The above estimates are subject to a number of assumptions (including assumptions regarding the number of employees accepting severance packages and specific timing of the ultimate sale or closure of the facility) and actual results may differ.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGELICA CORPORATION

Dated: November 20, 2007	/s/ Steven L. Frey
Steven L. Frey
Vice President, General Counsel and Secretary